Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2015 RESULTS AND

APPOINTS MICHAEL J. NICHOLSON PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER

NEW YORK, December 3, 2015 — J.Crew Group, Inc. (the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2015.

Third Quarter highlights:

•	Total revenues decreased 6% to $619.4 million. Comparable company sales decreased 11% following a decrease of 2% in the third quarter last year.
•	J.Crew sales decreased 9% to $526.9 million. J.Crew comparable sales decreased 12% following a decrease of 3% in the third quarter last year.
•	Madewell sales increased 14% to $78.7 million. Madewell comparable sales increased 1% following an increase of 13% in the third quarter last year.
•	Gross margin was 38.6% compared to 40.2% in the third quarter last year.
•	Selling, general and administrative expenses were $201.8 million, or 32.6% of revenues, compared to $215.7 million, or 32.9% of revenues in the third quarter last year.
•

Operating loss was $808.5 million compared to $636.3 million in the third quarter last year. Both this year and last year reflect the impact of pre-tax, non-cash impairment charges of $845.9 million and $684.0 million, respectively.

•	Net loss was $759.7 million compared to $607.8 million in the third quarter last year.
•

Adjusted EBITDA was $73.6 million compared to $80.9 million in the third quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “While fiscal 2015 has been challenging, we have seen an encouraging response to our recent product and merchandising strategies. Our team is focused on having a successful holiday season and we continue to execute on our plans to deliver improved performance over the longer term.”

In a separate press release issued today, the Company has also announced that it has named Michael J. Nicholson President, Chief Operating Officer and Chief Financial Officer effective January 11, 2016. Mr. Nicholson was most recently Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Treasurer of ANN INC. He will lead J.Crew’s finance, global supply chain, sourcing, IT, real estate, asset management and investment management functions and report into J.Crew’s Chairman and CEO, Millard Drexler. Mr. Nicholson’s financial and operational experience and expertise in the retail and apparel industry will complement J.Crew’s business and support its growth and profit improvement initiatives.

First Nine Months highlights:

•	Total revenues decreased 4% to $1,794.9 million. Comparable company sales decreased 10% after being flat in the first nine months last year.
•	J.Crew sales decreased 8% to $1,542.2 million. J.Crew comparable sales decreased 12% following a decrease of 1% in the first nine months last year.
•	Madewell sales increased 21% to $208.5 million. Madewell comparable sales increased 6% following an increase of 14% in the first nine months last year.
•	Gross margin was 36.7% compared to 38.8% in the first nine months last year.

•	Selling, general and administrative expenses were $605.3 million, or 33.7% of revenues, compared to $609.7 million, or 32.5% of revenues in the first nine months last year.
•

Operating loss was $1,326.5 million compared to $566.3 million in the first nine months last year. The first nine months this year includes pre-tax, non-cash impairment charges of $1,380.3 million and a charge of $4.8 million for severance and related costs. The first nine months last year includes pre-tax, non-cash impairment charges of $684.0 million

•

Net loss was $1,235.6 million compared to $627.2 million in the first nine months last year. The first nine months this year reflects the impact of non-cash impairment charges and a charge for severance and related costs. The first nine months last year reflects the impact of a loss on refinancing and non-cash impairment charges.

•

Adjusted EBITDA was $159.4 million compared to $213.1 million in the first nine months last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•

Cash and cash equivalents were $47.5 million compared to $79.6 million at the end of the third quarter last year. Cash and cash equivalents in the third quarter this year reflect the payment of a dividend to the Issuer of $19 million, which was not paid last year until the fourth quarter.

•

Total debt, net of discount, was $1,538 million compared to $1,552 million at the end of the third quarter last year. Additionally, there were $20 million of outstanding borrowings under the ABL Facility, with excess availability of $261.7 million, at the end of the third quarter this year. As of the date of this release, there were no outstanding borrowings under the ABL Facility.

•

Inventories were $483.0 million compared to $449.7 million at the end of the third quarter last year. Inventories increased 7% and inventories per square foot increased 1% compared to the end of the third quarter last year.

Impairment

During fiscal 2014 and the first quarter of fiscal 2015, the Company recorded non-cash impairment charges of (i) $562 million and $341 million, respectively, related to goodwill and (ii) $145 million and $190 million, respectively, related to the intangible asset for the J.Crew trade name.

During the third quarter of fiscal 2015, the Company experienced a further reduction in the profitability of its J.Crew reporting unit. As a result of current and expected future operating results, the Company concluded that the carrying value of the J.Crew reporting unit exceeded its fair value. Therefore, the Company recorded additional non-cash impairment charges of (i) $676 million related to goodwill and (ii) $170 million related to the intangible asset for the J.Crew trade name.

After recording the impairment charges in the third quarter, the carrying value of goodwill is $107.9 million, which entirely relates to the Madewell reporting unit. There is no remaining goodwill attributable to the J.Crew reporting unit. The carrying value of the intangible asset for the J.Crew trade name is $380.0 million at October 31, 2015. If operating results continue to decline below the Company’s expectations, additional impairment charges may be recorded in the future.

These impairment charges do not have an effect on the Company’s operations, liquidity or financial covenants, and do not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the Company’s financial statements. In fiscal 2015, the Company paid dividends of $38 million in the aggregate to the Issuer to fund the semi-annual interest payments due May 1, 2015 and November 1, 2015.

On October 30, 2015, the Issuer delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the May 2, 2016 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash.  The PIK election will increase the outstanding principal balance of the PIK Notes by $21.3 million to $521.3 million. Therefore, the Company will not pay a dividend to the Issuer in the first quarter of fiscal 2016.

Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) e-commerce net sales, and (iii) shipping and handling fees. The Company also considers gross profit and selling, general and administrative expenses in assessing the performance of its business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 3, 2015, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until December 10, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13624868.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of December 3, 2015, the Company operates 287 J.Crew retail stores, 99 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 159 factory stores (including eight J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2015	Third Quarter Fiscal 2014	First Nine Months Fiscal 2015	First Nine Months Fiscal 2014
Net sales:
J.Crew	$526,975	$576,438	$1,542,246	$1,674,424
Madewell	78,683	69,154	208,470	171,683
Other	13,757	9,565	44,151	28,248
Total revenues	619,415	655,157	1,794,867	1,874,355
Cost of goods sold, including buying and occupancy costs	380,199	391,846	1,135,745	1,146,957
Gross profit	239,216	263,311	659,122	727,398
As a percent of revenues	38.6%	40.2%	36.7%	38.8%
Selling, general and administrative expenses	201,823	215,669	605,336	609,724
As a percent of revenues	32.6%	32.9%	33.7%	32.5%
Impairment losses	845,915	683,985	1,380,324	683,985
Operating loss	(808,522)	(636,343)	(1,326,538)	(566,311)
As a percent of revenues	NM %	(97.1)%	(73.9)%	(30.2)%
Interest expense, net	17,581	17,724	52,344	57,142
Loss on refinancing	—	—	—	58,786
Loss before income taxes	(826,103)	(654,067)	(1,378,882)	(682,239)
Benefit for income taxes	(66,440)	(46,218)	(143,238)	(55,058)
Net loss	$(759,663)	$(607,849)	$(1,235,644)	$(627,181)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	October 31, 2015	January 31, 2015	November 1, 2014

Assets
Current assets:
Cash and cash equivalents	$47,474	$111,097	$79,575
Inventories	482,999	367,851	449,678
Prepaid expenses and other current assets	70,809	60,734	62,667
Deferred income taxes, net	25,241	19,280	13,607
Total current assets	626,523	558,962	605,527

Property and equipment, net	403,066	404,452	406,706

Deferred financing costs, net	19,954	22,883	23,295

Intangible assets, net	464,663	836,608	838,030

Goodwill	107,900	1,124,715	1,150,715

Other assets	4,983	3,993	4,459
Total assets	$1,627,089	$2,951,613	$3,028,732

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$299,253	$244,367	$273,057
Other current liabilities	157,138	155,697	167,676
Interest payable	5,372	5,408	5,466
Income taxes payable	17,369	3,192	17,280
Borrowings under the ABL Facility	20,000	—	—
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	514,802	424,334	479,149

Long-term debt, net	1,521,855	1,532,769	1,536,406

Lease-related deferred credits, net	131,462	112,153	113,472

Deferred income taxes, net	170,920	323,767	315,518

Other liabilities	47,051	42,566	32,840

Stockholders’ equity	(759,001)	516,024	551,347
Total liabilities and stockholders’ equity	$1,627,089	$2,951,613	$3,028,732

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2015	Third Quarter Fiscal 2014	First Nine Months Fiscal 2015	First Nine Months Fiscal 2014
Net loss	$(759.7)	$(607.8)	$(1,235.6)	$(627.2)
Benefit for income taxes	(66.4)	(46.2)	(143.2)	(55.1)
Interest expense (including the loss on refinancing)	17.6	17.7	52.3	115.9
Depreciation and amortization (including intangible assets)	30.4	27.8	88.5	79.8
EBITDA	(778.1)	(608.5)	(1,238.0)	(486.6)
Impairment losses	845.9	684.0	1,380.3	684.0
Charges related to a workforce reduction	0.3	—	4.8	—
Share-based compensation	0.4	1.5	2.1	4.5
Amortization of lease commitments	2.7	1.3	2.6	3.5
Sponsor monitoring fees	2.4	2.6	7.6	7.7
Adjusted EBITDA	73.6	80.9	159.4	213.1
Taxes paid	(0.2)	(2.0)	(1.0)	(3.9)
Interest paid	(18.5)	(19.1)	(55.6)	(74.0)
Changes in working capital	(21.7)	(7.2)	(57.5)	(51.2)
Cash flows from operating activities	33.2	52.6	45.3	84.0
Cash flows from investing activities	(33.1)	(42.3)	(78.6)	(104.7)
Cash flows from financing activities	6.1	(4.0)	(29.9)	(56.2)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.1)	(0.3)	(0.4)	(0.2)
Increase (decrease) in cash	6.1	6.0	(63.6)	(77.1)
Cash and cash equivalents, beginning	41.4	73.5	111.1	156.6
Cash and cash equivalents, ending	$47.5	$79.5	$47.5	$79.5

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

(unaudited)

	Fiscal 2015
Quarter	Total stores open at beginning of the period	Number of stores opened during the period(1)	Number of stores closed during the period(1)	Total stores open at end of the period
First Quarter (2)	504	10	(2)	512
Second Quarter (2)	512	7	—	519
Third Quarter (2)	519	17	—	536
Fourth Quarter (3)	536	17	(2)	551
Fiscal 2015	504	51	(4)	551

	Fiscal 2015
Quarter	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter (2)	2,848,322	39,590	(17,204)	2,870,708
Second Quarter (2)	2,870,708	37,877	—	2,908,585
Third Quarter (2)	2,908,585	73,139	(1,222)	2,980,502
Fourth Quarter (3)	2,980,502	88,052	(11,600)	3,056,954
Fiscal 2015	2,848,322	238,658	(30,026)	3,056,954
(1)	Actual and projected number of stores opened or closed during fiscal 2015 by channel are as follows:

Q1 – Two retail, three international retail, three factory, and two Madewell stores. Close two retail stores.

Q2 – Four factory (including one J.Crew Mercantile store), one international factory, and two Madewell stores.

Q3 – One retail, two international retail, six factory (including three J.Crew Mercantile stores), and eight Madewell stores.

Q4 – Two retail, one international retail, eight factory (including six J.Crew Mercantile stores) and six Madewell stores. Close two retail stores.

(2)	Reflects actual activity.
(3)	Reflects projected activity.